EXHIBIT 99.1

Hooker Furniture Reports Fourth Quarter Profitability Improvements, Continued Strong Demand and Increased Backlogs

MARTINSVILLE, Va., April 14, 2021 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales for the fiscal 2021 fourth quarter of $155.3 million, with net income of $8.5 million, a $1.5 million or 22% increase compared to net income in the fourth quarter a year ago. Earnings per share for the quarter were $0.71 per diluted share, an increase of 20%.

Net sales for the quarter, which began November 2, 2020 and ended January 31, 2021, decreased by $9.6 million, or 5.8%, compared to last fiscal year’s fourth quarter sales. Sales increased in two of the Company’s three reportable segments for the quarter, with Hooker Branded sales up almost $10 million or 25% over the prior year quarter, and Domestic Upholstery sales up approximately $1.4 million or 6% compared to the quarter a year ago. The consolidated sales decrease for the quarter was driven by a $20.2 million sales decline in the Home Meridian Segment, where global supply chain disruptions constrained the segment’s ability to ship strong orders and backlogs.

For the 2021 fiscal year which began on February 3, 2020 and ended January 31, 2021, Hooker Furniture Corporation (“HFC”) reported sales of $540.1 million, an 11.6% decrease from the prior year’s sales of $610.8 million, driven by a $58 million decrease in Home Meridian segment revenues. For the year, the Company reported a net loss of $10.4 million, or $0.88 per diluted share, compared to net income of $17.1 million, or $1.44 per diluted share a year ago.

The 2021 fiscal year net loss was driven by $44.3 million in non-cash impairment charges ($33.7 million net of tax) to write down goodwill and tradenames in the Home Meridian segment and goodwill in the Shenandoah division of the Domestic Upholstery segment. As previously reported, the adverse economic effects of the COVID-19 pandemic triggered an intangible asset impairment analysis in the first quarter of fiscal 2021 in the depths of the COVID-19 economic crisis, which required the Company to perform a valuation of its intangible assets. The Company’s deflated first quarter-end market valuation, which was near a six-year low at the time,  was a primary input in the valuation analysis which indicated the assets were impaired and should be written down. The valuation led to the impairment charge and HFC’s first annual net loss since 1929.

Excluding impairment charges, operating income for the fiscal year improved by about $7.2 million. HFC ended the year on a strong note with orders almost 6% higher than the prior year and an order backlog more than double the same time a year ago.

“The volatile economic environment driven by the COVID-19 pandemic resulted in one of the most challenging years in our 97-year history,” said Jeremy Hoff, chief executive officer of HFC. “We’re pleased that we have been able to recover from a severe downturn in our business in much of the first half of the year to achieve the profitability and sales increase we reported in the fiscal 2021 fourth quarter. Beginning in June 2020, the Company began to experience historically high levels of demand and backlogs that continue to be robust and sustainable. We believe this level of demand sets us up for a solid shipping year in fiscal year 2022, assuming global logistics bottlenecks continue to improve.”

As HFC responded to multiple disruptions during the year, “We believe our strategic adaptations placed the Company in a stronger competitive position than pre-pandemic,” Hoff said. “The scale of our Company, strength of our balance sheet, and skills and dedication of our US and international teams enabled us to successfully navigate a devastating macroeconomic event in a way that well positions the Company to take advantage of the improving economy, a robust housing market and a strong demand environment for the home furnishings industry.”

Some of the enduring strategic adaptations HFC made during the year included “an increased diversity of suppliers, a faster product-to-market strategy utilizing video for customer showroom tours and improved photography, and the rationalization of our product line to maximize production capacity and capital utilization,” Hoff said.

The Company’s strong profitability performance in the fourth quarter builds on improvements in the 2021 third quarter, in which HFC reported net income of $10 million, an increase of $6.2 million or 158% compared to the same period a year ago. “Another indicator of our strong second-half recovery is that about 75% of the consolidated net sales decrease for the year occurred in the first half of fiscal 2021 caused by the initial severity of the COVID-19-related economic crisis to our Company as a whole,” Hoff said.

Segment Reporting: Hooker Branded

The Hooker Branded Segment recovered at the fastest pace among all of the Company’s reportable segments, with sales rebounding in the third and fourth quarters. In the fourth quarter of fiscal 2021, Hooker Branded sales were $49.2 million, up almost $10 million, or 25% over the prior year quarter.

Net sales for the full fiscal year were essentially flat, increasing slightly by $452,000, or 0.3% in fiscal 2021. Incoming orders increased at a double-digit percentage starting in June, sustaining through year end, and the segment finished the year with a backlog two times higher than a year ago. The segment is in the process of re-building inventories to meet current demand and increased orders. However, current logistics challenges including the availability of shipping containers, vessel space and Asian production capacity restraints are slowing that process. The Company expects these headwinds to gradually improve over the course of the year.

For the fiscal year, the Hooker Branded Segment reported $22.8 million in operating income, an increase of $1.3 million or approximately 6% compared to the prior year. “Given the economic circumstances, we are especially pleased to have not only maintained, but improved, Hooker Branded Segment profitability compared to pre-pandemic conditions a year ago,” Hoff said.

Segment Reporting: Home Meridian

Home Meridian’s (“HMI”) Q4 of fiscal 2021 sales were nearly $80 million, down 20.2% from the prior year quarter. “The Q4 sales decline was primarily the result of disrupted global logistics driven by the economic impacts of COVID-19 on manufacturing capacities, raw materials, and the availability of shipping containers,” said Lee Boone, president of the HMI Segment.

Fourth quarter operating income was $683,000, a decrease of $1.2 million versus the prior year.  The reduction in profit was caused by the smaller top line compared to a year ago, which more than offset the improved gross margin.

“Retail demand remains strong for our products, and we ended Q4 with backlogs more than double their levels of a year ago,” Boone said. “Orders in the quarter were down 26% versus last year after being up 36% in Q3; however, this decline is primarily the result of extended shipping lead times,” he said.

Full-year results also were significantly impacted by the pandemic-related economic downturn.  HMI 2021 fiscal year revenue was off 17% versus the prior year, driven by the same dynamics that deflated Q4 sales. “In addition, the current dramatic downturn in the hospitality industry, which is highly dependent on travel, resulted in a sales decrease in our Samuel Lawrence Hospitality division that accounted for 45% of our total revenue decline for the year,” Boone said.

“On a positive note, excluding impairment charges of $27.9 million recorded in Q1, operating profit for the year was about $2 million, an improvement of $9 million compared to fiscal year 2020,” Boone said. “This was primarily the result of significant spending reductions implemented early last year to mitigate the impact of the pandemic disruptions.  In addition, our strategies to minimize the impact of China tariffs were largely accomplished in fiscal 2021, and excess returns and allowances were significantly reduced versus the prior year,” he said.

“Looking ahead, we are cautiously optimistic. We believe the current global logistics challenges will begin to improve starting this summer. We do see signs of inflation in our future, as material shortages, manufacturing labor costs and tariffs continue to drive up costs. Nonetheless, we expect robust growth and profit enhancement strategies in place to mitigate these headwinds.  Fortunately, we are entering fiscal 2022 with record backlogs, reduced overhead, proven product sales performance, strong customer relationships and an exciting new Scott Brothers Brand Launch on track for this year,” Boone said.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery Segment ended the fiscal year on a high note with net sales up $1.4 million, or 6%, in the 4th quarter compared to the quarter a year ago. Operating income also increased by $1.2 million during the quarter, as all three domestic upholstery divisions ramped up production during the third quarter and returned to full capacity and a normal shipping cycle in the fourth quarter.

For the full 2021 fiscal year, Domestic Upholstery Segment net sales decreased by $12 million or 12.5% due to decreased sales volume in all three domestic manufacturing divisions, attributable to factory shutdown and production delays at the onset of the pandemic-related economic downturn. In April 2020, in response to COVID-19 restrictions and reduced incoming orders, the Company temporarily shut down Bradington-Young’s and Shenandoah’s manufacturing facilities while Sam Moore operated at 50% capacity. The segment resumed production in the second quarter and all three divisions operated at full capacity for much of the fourth quarter and into early FY22.  Since March of fiscal 2022, production has been temporarily slowed by a shortage of upholstery foam resulting from disruption in the petroleum industry.

Segment Reporting: All Other

All Other net sales decreased by $1.0 million, or 7.9% in fiscal 2021, primarily due to sales declines in H Contract, as this division which services senior living facilities was adversely impacted by the pandemic. These decreases were partially offset by the addition of net sales for our Lifestyle Brands business unit, which targets the interior design channel. H Contract incoming orders decreased by 11.8% for fiscal 2021; however, the Company expects the COVID vaccine roll-out to help the senior living industry begin to recover, and H Contract’s order deterioration eased in the fourth quarter.

Cash, Debt and Inventory

The Company generated $68.3 million in cash from operations in fiscal 2021 and paid off its term loan debt of $24.3 million. In addition, in the third quarter of fiscal 2021, the Company’s Board of Directors approved the increase of the quarterly dividend to $0.18 per share, an increase of 12.5% or $0.02 per share, for a total of $0.66 per share or $7.8 million paid in fiscal 2021, an increase of 8.2% or $0.05 per share, compared to the prior year.

Cash and cash equivalents stood at $65.8 million at fiscal 2021 year-end, an increase of nearly $30 million compared to the balance of prior year end. “With no debt and an aggregate $28.7 million available under our existing revolver to fund working capital, the Company is confident that our strong financial condition can weather the expected short-term impacts of COVID-19 disruptions to the supply chain, raw material pricing and the overall economy, barring a major reversal in the global recovery from COVID-19 or other major macroeconomic event,” said Paul Huckfeldt, chief financial officer.  Additionally, the Company had access to $25.4 million in cash surrender value of Company-owned life insurance policies. Consolidated inventories stood at $70.2 million at fiscal year-end, compared to $92.8 million in the prior fiscal year.  Building inventories to more appropriate service levels remains a top management priority.

Outlook

“Hooker Furniture Corporation is entering FY22 with confidence and a positive outlook for our Company and our industry,” said Hoff. “Demand is strong, and we are experiencing significantly increased order rates so far in FY 22 compared to last year this time."

“Maximizing these high levels of demand and backlogs will be our operational priority in the near term, as we also work to continue the momentum of improved profitability during the last two quarters."

“Moving forward, we are confronted with what we believe to be temporary headwinds such as global manufacturing capacities, raw material shortages and the cost and availability of shipping containers. Additionally, the recent power grid outage in Texas caused by severe weather negatively impacted the oil industry which produces the by-products used in the fabrication of foam. Consequently, we’re experiencing shortages of upholstery foam. We expect the foam issue to be a short to mid-term problem. The status of the global logistics constraints is uncertain, but we know that ports and freight lines all over the world are working tirelessly to overcome these bottlenecks. To help manage the backlog, our supply chain and sales teams are working to communicate with customers regarding delivery expectations,” Hoff said.

“While competition for the consumers’ discretionary spending such as travel, restaurants and entertainment will increase as COVID vaccinations roll out, we see sustainable positive market conditions for home furnishings, driven by the robust housing market, favorable demographics and a positive economic outlook."

“While we are optimistic about the economic and industry environment, we are even more bullish on our team’s ability to execute our strategies to grow profitably in each of our 12 divisions and to adapt successfully to unexpected challenges,” Hoff said.

Conference Call Details

Hooker Furniture will present its fiscal 2021 fourth quarter financial results via teleconference and live internet web cast on Wednesday morning, April 14, 2021 at 9:00 AM Eastern Time. Due to increased conference call volume noted by service providers, the Company encourages call participants to dial in at least fifteen minutes prior to the start of the call. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 3942329. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) The effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, the retail environment and our customer base; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (4) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or California warehouses (and our new Georgia warehouse when occupied), our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including delays in construction and occupancy and risks associated with our move to the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (13) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (14) our inability to collect amounts owed to us or significant delays in collecting such amounts; (15) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (16) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (17) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (18) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (19) capital requirements and costs; (20) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (21) the cost and difficulty of marketing and selling our products in foreign markets; (22) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (23) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2021	2020	2021	2020

Net sales	$155,259	$164,882	$540,081	$610,824

Cost of sales	121,648	133,665	427,333	496,866

Gross profit	33,611	31,217	112,748	113,958

Selling and administrative expenses	22,490	21,581	80,410	88,867
Goodwill impairment charges	-	-	39,568	-
Trade name impairment charges	-	-	4,750	-
Intangible asset amortization	596	596	2,384	2,384

Operating income/(loss)	10,525	9,040	(14,364)	22,707

Other income, net	229	243	336	458
Interest expense, net	107	252	540	1,238

Income/(loss) before income taxes	10,647	9,031	(14,568)	21,927

Income tax expense/(benefit)	2,121	2,015	(4,142)	4,844

Net income/(loss)	$8,526	$7,016	$(10,426)	$17,083

Earnings/(Loss) per share:
Basic	$0.72	$0.59	$(0.88)	$1.44
Diluted	$0.71	$0.59	$(0.88)	$1.44

Weighted average shares outstanding:
Basic	11,833	11,790	11,822	11,784
Diluted	11,963	11,840	11,822	11,838

Cash dividends declared per share	$0.18	$0.16	$0.66	$0.61

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
(In thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2021	2020	2021	2020

Net Income/(Loss)	$8,526	$7,016	$(10,426)	$17,083
Other comprehensive income (loss):
Amortization of actuarial loss	(379)	(851)	(125)	(740)
Income tax effect on amortization	90	203	30	176
Gain on pension plan settlement	-	-	-	(520)
Income tax effect on settlement	-	-	-	124
Adjustments to net periodic benefit cost	(289)	(648)	(95)	(960)

Total Comprehensive Income/(Loss)	$8,237	$6,368	$(10,521)	$16,123

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	January 31,	February 2,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$65,841	$36,031
Trade accounts receivable, net	83,290	87,653
Inventories	70,159	92,813
Income tax recoverable	-	751
Prepaid expenses and other current assets	4,432	4,719
Total current assets	223,722	221,967
Property, plant and equipment, net	26,780	29,907
Cash surrender value of life insurance policies	25,365	24,888
Deferred taxes	14,173	2,880
Operating leases right-of-use assets	34,613	39,512
Intangible assets, net	26,237	33,371
Goodwill	490	40,058
Other assets	893	1,125
Total non-current assets	128,551	171,741
Total assets	$352,273	$393,708

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$32,213	$25,493
Accrued salaries, wages and benefits	7,136	4,933
Income tax accrual	501	-
Customer deposits	4,256	3,351
Current portion of lease liabilities	6,650	6,307
Other accrued expenses	3,354	4,211
Current portion of term loans	-	5,834
Total current liabilities	54,110	50,129
Deferred compensation	11,219	11,382
Lease liabilities	29,441	33,794
Long term debt	-	24,282
Total long-term liabilities	40,660	69,458
Total liabilities	94,770	119,587

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,888 and 11,838 shares issued and outstanding on each date	53,323	51,582
Retained earnings	204,988	223,252
Accumulated other comprehensive loss	(808)	(713)
Total shareholders’ equity	257,503	274,121
Total liabilities and shareholders’ equity	$352,273	$393,708

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-Two Weeks Ended
	January 31,	February 2,
	2021	2020
Operating Activities:
Net (loss)/income	$(10,426)	$17,083
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	44,318
Depreciation and amortization	6,778	7,100
Gain on pesion plan settlement	-	(520)
Gain on disposal of assets	-	(271)
Deferred income tax (benefit)/expense	(11,262)	1,940
Non-cash restricted stock and performance awards	1,741	1,296
Provision for doubtful accounts and sales allowances	4,686	(435)
Gain on life insurance policies	(1,207)	(831)
Changes in assets and liabilities
Trade accounts receivable	(323)	25,339
Inventories	22,654	12,391
Income tax recoverable	751	(751)
Prepaid expenses and other current assets	515	(557)
Trade accounts payable	6,686	(15,349)
Accrued salaries, wages and benefits	2,204	(3,070)
Accrued income taxes	501	(3,159)
Customer deposits	904	328
Operating lease liabilities	888	299
Other accrued expenses	(856)	645
Deferred compensation	(289)	(49)
Net cash provided by operating activities	68,263	41,429

Investing Activities:
Purchases of property, plant and equipment	(1,210)	(5,129)
Proceeds received on notes receivable	-	1,449
Proceeds from sale of property and equipment	-	16
Premiums paid on life insurance policies	(555)	(590)
Proceeds received on life insurance policies	1,289	-
Net cash used in investing activities	(476)	(4,254)

Financing Activities:
Payments for long-term debt	(30,139)	(5,369)
Cash dividends paid	(7,838)	(7,210)
Net cash used in financing activities	(37,977)	(12,579)

Net increase in cash and cash equivalents	29,810	24,596
Cash and cash equivalents at the beginning of year	36,031	11,435
Cash and cash equivalents at the end of year	$65,841	$36,031

Supplemental schedule of cash flow information:
Interest paid, net	$444	$993
Income taxes paid, net	5,872	6,818

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from obtaining right-of-use assets	$2,236	$625
Increase in property and equipment through accrued purchases	33	5

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME (LOSS) BY SEGMENT
(In thousands)
Unaudited

	13 Weeks Ended				52 Weeks Ended
	January 31,		February 2,		January 31,		February 2,
	2021		2020		2021		2020
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$49,173	31.7%	$39,282	23.8%	$162,442	30.1%	$161,990	26.4%
Home Meridian	79,862	51.4%	100,036	60.7%	282,423	52.3%	340,630	55.8%
Domestic Upholstery	24,038	15.5%	22,654	13.7%	83,678	15.5%	95,670	15.7%
All Other	2,186	1.4%	2,910	1.8%	11,538	2.1%	12,534	2.1%
Consolidated	$155,259	100%	$164,882	100.0%	$540,081	100%	$610,824	100%

Operating Income/(Loss)
Hooker Branded	$7,720	15.7%	$6,060	15.4%	$22,827	14.1%	$21,512	13.3%
Home Meridian	683	0.9%	1,845	1.8%	(26,071)	-9.2%	(7,169)	-2.1%
Domestic Upholstery	1,980	8.2%	807	3.6%	(12,418)	-14.8%	6,637	6.9%
All Other	142	6.5%	328	11.3%	1,298	11.3%	1,727	13.8%
Consolidated	$10,525	6.8%	$9,040	5.5%	$(14,364)	-2.7%	$22,707	3.7%

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer
Phone: (276) 666-3949